Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BFC FINANCIAL CORPORATION,

BBX MERGER SUBSIDIARY LLC

and

BBX CAPITAL CORPORATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 27th day of July 2016, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), BBX MERGER SUBSIDIARY LLC, a Florida limited liability company (“Merger Sub”), and BBX CAPITAL CORPORATION, a Florida corporation (“BBX Capital”).

W I T N E S S E T H:

WHEREAS, BFC has proposed a business combination with BBX Capital pursuant to which BBX Capital will merge with and into Merger Sub, with Merger Sub to be the surviving company in the merger (the “Merger”);

WHEREAS, the Board of Directors of BBX Capital has designated a special committee (the “Special Committee”) composed entirely of independent directors, as determined in accordance with the listing standards of the New York Stock Exchange to, among other things, determine the advisability of the Merger and, together with the Special Committee’s legal and financial advisors, negotiate, review and evaluate the terms and conditions of the Merger;

WHEREAS, the Special Committee has (i) determined that the Merger is advisable, fair to, and in the best interests of BBX Capital’s shareholders and (ii) recommended the approval and adoption of this Agreement by the Board of Directors of BBX Capital;

WHEREAS, based upon the recommendation of the Special Committee and its own independent review, the Board of Directors of BBX Capital has (i) determined that the Merger is advisable, fair to, and in the best interests of BBX Capital’s shareholders, (ii) approved and adopted this Agreement and declared its advisability, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) agreed to recommend the approval and adoption of this Agreement by BBX Capital’s shareholders in accordance with this Agreement;

WHEREAS, the Board of Directors of BFC, including all of its independent directors, has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Managers of Merger Sub has determined that the Merger is in the best interests of Merger Sub and BFC, as its sole member, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, BFC, Merger Sub and BBX Capital desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth certain conditions to the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

“Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement (i) BBX Capital and its Subsidiaries shall not be treated as an Affiliate of BFC or Merger Sub and (ii) BFC and its Subsidiaries, including Merger Sub, shall not be treated as Affiliates of BBX Capital.

“Agreement” means this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including, without limitation, all Schedules and Exhibits hereto.

“Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Florida Department of State.

“BBX Capital” shall have the meaning set forth in the Preamble. For the avoidance of doubt, any reference in this Agreement to BBX Capital and its Subsidiaries or the assets, properties, business, operations, financial statements or prospects of BBX Capital and its Subsidiaries shall not be deemed to include, and BBX Capital does not make any representation or warranty with respect to, Woodbridge or its subsidiaries, including Bluegreen, or the assets, properties, business, operations, financial statements or prospects of Woodbridge or its subsidiaries, including Bluegreen.

“BBX Capital Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BBX Capital.

“BBX Capital Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BBX Capital.

“BBX Capital Common Stock” shall mean, collectively, the BBX Capital Class A Common Stock and the BBX Capital Class B Common Stock.

“BBX Capital Equity Plans” shall mean BBX Capital’s 2014 Stock Incentive Plan, 2005 Restricted Stock and Option Plan, and Amended and Restated 2001 Stock Option Plan, in each case as amended to date.

“BBX Capital Financial Statements” shall mean (a) the audited Consolidated Statements of Financial Condition of BBX Capital as of December 31, 2015 and 2014, (b) the audited Consolidated Statements of Operations and Comprehensive Income, Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows of BBX Capital for the years ended December 31, 2015, 2014 and 2013, (c) the unaudited Condensed Consolidated Statements of Financial Condition of BBX Capital as of March 31, 2016 and December 31, 2015, and (d) the unaudited Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income, Condensed Consolidated Statements of Total Equity and Condensed Consolidated Statements of Cash Flows of BBX Capital for the three months ended March 31, 2016 and 2015, in each case, as included in the BBX Capital SEC Reports and including the related notes thereto.

“BBX Capital Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in applicable Laws) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect (a) the results of operations, financial condition, assets, liabilities, or business of BBX Capital and its Subsidiaries, taken as a whole, or (b) the ability of BBX Capital to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “BBX Capital Material Adverse Effect” shall not be deemed to include any changes resulting from (i) general economic or political conditions, (ii) circumstances that affect the industries in which BBX Capital operates or in which it holds material investments, or (iii) force majeure events, acts of terrorism or acts of war; provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (i) and (ii) above shall be regarded in determining whether a BBX Capital Material Adverse Effect has occurred if the effects of such changes or events disproportionately negatively impact or uniquely relate to BBX Capital.

“BBX Capital Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BBX Capital or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations; provided, however, that the term “BBX Capital Material Contract” shall not be deemed to include any agreement, contract or arrangement which would otherwise satisfy the requirements of the preceding sentence solely by virtue of Woodbridge or one or more of its Subsidiaries, including Bluegreen and its Subsidiaries, being a party thereto or such contract, agreement or arrangement otherwise relating to or affecting any of the assets, properties or operations of Woodbridge or one or more if its Subsidiaries, including Bluegreen and its Subsidiaries.

“BBX Capital Meeting” shall mean the special meeting of BBX Capital’s shareholders to be held for the purpose of voting upon this Agreement, and for no other purpose without the prior written consent of BFC.

“BBX Capital Options” shall mean all options, warrants or similar rights granted by BBX Capital to purchase shares of BBX Capital Common Stock which are outstanding and unexercised immediately prior to the Effective Time, other than preferred share purchase rights issued under the BBX Capital Rights Agreement.

“BBX Capital Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BBX Capital or any of its Subsidiaries is a party, with respect to which BBX Capital or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by BBX Capital or any of its Subsidiaries for the benefit of any current or former employee, officer or director of BBX Capital or any of its Subsidiaries.

“BBX Capital Properties” shall have the meaning set forth in Section 5.15.

“BBX Capital Rights Agreement” shall mean the Rights Agreement, dated as of February 7, 2013, between BBX Capital and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended to date.

“BBX Capital SEC Reports” shall have the meaning set forth in Section 5.5(a).

“BBX Capital Stock” shall have the meaning set forth in Section 5.2(a).

“BFC” shall have the meaning set forth in the Preamble. For the avoidance of doubt, any reference in this Agreement to BFC and its Subsidiaries or the assets, properties, business, operations, financial statements or prospects of BFC and its Subsidiaries shall not be deemed to include, and neither BFC nor Merger Sub makes any representation or warranty with respect to, BBX Capital, Woodbridge or any of their respective subsidiaries, including Bluegreen, or the assets, properties, business, operations, financial statements or prospects of BBX Capital, Woodbridge or any of their respective subsidiaries, including Bluegreen.

“BFC Capital Stock” shall have the meaning set forth in Section 4.2(a).

“BFC Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BFC.

“BFC Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BFC.

“BFC Common Stock” shall mean, collectively, the BFC Class A Common Stock and the BFC Class B Common Stock.

“BFC Equity Plans” shall mean the BFC Financial Corporation 2014 Stock Incentive Plan, the BFC Financial Corporation Stock Option Plan and the BFC Financial Corporation 2005 Stock Incentive Plan, in each case, as amended to date.

“BFC Financial Statements” shall mean (a) the audited Consolidated Statements of Financial Condition of BFC as of December 31, 2015 and 2014, (b) the audited Consolidated Statements of Operations and Comprehensive Income, Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows of BFC for the years ended December 31, 2015, 2014 and 2013, (c) the unaudited Condensed Consolidated Statements of Financial Condition of BFC as of March 31, 2016 and December 31, 2015, and (d) the unaudited Condensed Consolidated Statements of Operations and Comprehensive Income, Condensed Consolidated Statements of Changes in Equity and Condensed Consolidated Statements of Cash Flows of BFC for the three months ended March 31, 2016 and 2015, in each case, as included in the BFC SEC Reports and including the related notes thereto.

“BFC Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in applicable Laws) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect (a) the results of operations, financial condition, assets, liabilities, or business of BFC and its Subsidiaries, taken as a whole, or (b) the ability of BFC to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “BFC Material Adverse Effect” shall not be deemed to include any changes resulting from (i) general economic or political conditions, (ii) circumstances that affect the industries in which BFC operates or in which it holds material investments, or (iii) force majeure events, acts of terrorism or acts of war; provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (i) and (ii) above shall be regarded in determining whether a BFC Material Adverse Effect has occurred if the effects of such changes or events disproportionately negatively impact or uniquely relate to BFC.

“BFC Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations. Notwithstanding the foregoing, the term “BFC Material Contract” shall not be deemed to include any agreement, contract or arrangement which would otherwise satisfy the requirements of the preceding sentence solely by virtue of BBX Capital or one or more of its Subsidiaries, or Woodbridge or one or more of its Subsidiaries, including Bluegreen and its Subsidiaries, being a party thereto or such contract, agreement or arrangement otherwise relating to or affecting any of the assets, properties or operations of BBX Capital or one or more of its Subsidiaries, or Woodbridge or one or more of its Subsidiaries, including Bluegreen and its Subsidiaries.

“BFC Options” shall mean all options, warrants or similar rights granted by BFC to purchase shares of BFC Class A Common Stock or BFC Class B Common Stock which are outstanding and unexercised immediately prior to the Effective Time, other than the preferred share purchase rights issued under the BFC Rights Agreement.

“BFC Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BFC or any of its Subsidiaries is a party, with respect to which BFC or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by BFC or any of its Subsidiaries for the benefit of any current or former employee, officer or director of BFC or its Subsidiaries.

“BFC Properties” shall have the meaning set forth in Section 4.13.

“BFC Rights Agreement” shall mean the Rights Agreement, dated as of September 21, 2009, by and between BFC and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended to date.

“BFC SEC Reports” shall have the meaning set forth in Section 4.5(a).

“Bluegreen” shall mean Bluegreen Corporation, a Florida corporation and wholly-owned subsidiary of Woodbridge.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(f).

“Business Day” shall mean any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.

“Cash Election” shall have the meaning set forth in Section 3.1(b)(ii).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Certificate” shall have the meaning set forth in Section 3.1(f).

“Claim” shall have the meaning set forth in Section 7.8(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dissenting Shares” shall have the meaning set forth in Section 3.6.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.4(b).

“Election Form” shall have the meaning set forth in Section 3.4(a).

“Election Period” shall have the meaning set forth in Section 3.4(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Environmental Laws” shall mean all applicable local, state and federal environmental, health and safety Laws, including, without limitation, the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(b).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(b)(i).

“FBCA” shall mean the Florida Business Corporation Act.

“FRLLCA” shall mean the Florida Revised Limited Liability Company Act.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.

“Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission, or branch or department thereof.

“Hazardous Material” shall mean, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Order or applicable Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as presently in effect.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.8(a).

“Indemnified Parties” shall have the meaning set forth in Section 7.8(a).

“Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including, without limitation, any rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.

“Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.

“Loans” shall have the meaning set forth in Section 5.10(a).

“Mailing Date” shall have the meaning set forth in Section 3.4(a).

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger” shall have the meaning set forth in the Recitals.

“No Election Shares” shall have the meaning set forth in Section 3.4(b).

“Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1(b)(ii).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1(b)(i).

“Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.

“Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the BBX Capital Financial Statements or BFC Financial Statements, as applicable, (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default, (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable, (iv) easements, rights-of-way and other similar instruments, whether or not recorded in the public land records or filed in other public records, which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset, (v) zoning, subdivision and other applicable Laws and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

“Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, Governmental Entity, or any other legal entity.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC pursuant to which the issuance of the shares of BFC Class A Common Stock to be issued to BBX Capital’s shareholders in the Merger will be registered under the Securities Act, including the prospectus of BFC and the proxy statement of BBX Capital to be made a part thereof.

“Representatives shall have the meaning set forth in Section 7.1.

“Required BBX Capital Shareholder Vote” means, collectively, (a) the approval of this Agreement by the affirmative vote of shares of BBX Capital Common Stock representing, in the aggregate, at least a majority of the total number of votes entitled to be cast on this Agreement by holders of BBX Capital Common Stock, voting as a single class, and (b) the approval of this Agreement by the affirmative vote of at least a majority of the total number of shares of BBX Capital Class A Common Stock voted on this Agreement (including abstentions) by holders of BBX Capital Class A Common Stock other than BFC and its Affiliates.

“Schedule 13E-3” means the Rule 13E-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time and including any document incorporated by reference therein) relating to this Agreement and the transactions contemplated hereby, including the Merger, to be jointly filed by the parties hereto and all other filing Persons required by the rules and regulation of the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Share Exchange Agreements” means those certain Share Exchange Agreements, dated as of September 4, 2015, by and among BFC and each of Alan B. Levan, John E. Abdo, Jarett S. Levan and Seth M. Wise.

“Special Committee” shall have the meaning set forth in the Recitals.

“Stock Election” shall have the meaning set forth in Section 3.1(b)(i).

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the members of the board of directors, board of managers or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity; provided, however, that for purposes of this Agreement, BBX Capital and its subsidiaries and Woodbridge and its subsidiaries, including Bluegreen and its subsidiaries, shall not be treated as Subsidiaries of BFC.

“Superior Proposal” shall have the meaning set forth in Section 7.4(b).

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Third Party” shall have the meaning set forth in Section 7.4(b).

“Woodbridge” shall mean Woodbridge Holdings, LLC, a Florida limited liability, in which BFC holds a 54% equity interest and BBX Capital holds a 46% equity interest as of the date hereof.

ARTICLE II

THE MERGER

2.1 Merger. At the Effective Time, BBX Capital shall be merged with and into Merger Sub, and Merger Sub will be the surviving company of the Merger (the “Surviving Company”), in accordance with the terms, conditions and provisions of this Agreement and the Articles of Merger.

2.2 Consummation of the Merger; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, at such time as shall be fixed by mutual agreement of BFC and BBX Capital as promptly as practicable after the satisfaction or waiver of all of the conditions to Closing set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the Closing Date, each of BBX Capital and Merger Sub will execute the Articles of Merger and deliver it to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Florida Department of State. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the Merger, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with the FBCA and FRLLCA, of the Articles of Merger as set forth in the preceding sentence and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. Unless otherwise agreed to in writing by the parties, the Articles of Merger shall provide for the Merger to be effective upon filing thereof with the Florida Department of State (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Articles of Merger and the FBCA and FRLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of BBX Capital and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of BBX Capital and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.4 Articles of Organization and Operating Agreement. The Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Company, and the Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Company, in each case, subject to any change to the Articles of Organization as may be set forth in the Articles of Merger, and any subsequent amendment to the Articles of Organization and Operating Agreement as may be effected in accordance with the provisions thereof and the FRLLCA.

2.5 Board of Managers. The managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial managers of the Surviving Company until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s Articles of Organization and Operating Agreement.

2.6 Officers. The officers of BBX Capital at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s Articles of Organization and Operating Agreement.

2.7 Additional Actions. If, at any time after the Effective Time, BFC or the Surviving Company shall consider or be advised that, consistent with the terms of this Agreement, any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of either BBX Capital or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) to otherwise carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, BBX Capital and its officers and directors, and Merger Sub and its officers and managers, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Company are fully authorized in the name of both BBX Capital and Merger Sub to take any and all such actions.

ARTICLE III

CONVERSION OF SHARES; CONSIDERATION

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of BFC, Merger Sub, BBX Capital or the holders of any of their respective securities:

(a) 100% of the issued and outstanding membership interests in Merger Sub immediately prior to the Effective Time shall remain issued and outstanding and unchanged following the Effective Time and constitute 100% of the issued and outstanding membership interests in the Surviving Company.

(b) Subject to the other provisions of this Article III, each share of BBX Capital Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right, at the election of the holder thereof pursuant to Section 3.4, to receive either of the following (the “Merger Consideration”):

(i) Stock Election Shares. Each share of BBX Capital Common Stock with respect to which an election to receive BFC Class A Common Stock consideration (a “Stock Election”) has been properly made and not properly revoked pursuant to Section 3.4 shall be converted into the right to receive 5.40 shares of BFC Class A Common Stock, including the preferred share purchase rights associated therewith (the “Exchange Ratio”), subject to adjustment in accordance with Section 3.1(g) (the “Per Share Stock Consideration”).

(ii) Cash Election Shares; No Election Shares. Each share of BBX Capital Common Stock with respect to which an election to receive cash consideration (a “Cash Election”) has been properly made and not properly revoked pursuant to Section 3.4 and each No Election Share shall be converted into the right to receive Twenty Dollars ($20.00) in cash without interest (the “Per Share Cash Consideration”), subject to adjustment in accordance with Section 3.1(g).

(c) Notwithstanding anything to the contrary contained in this Agreement, including the foregoing Section 3.1(b), (i) no shares of BFC Class A Common Stock, cash or other consideration shall be paid or issued in respect of shares of BBX Capital Common Stock owned by BFC or Merger Sub immediately prior to the Effective Time and (ii) as set forth in Section 3.6 hereof, holders of Dissenting Shares will, with respect to each such Dissenting Share, be entitled to payment in cash from the Surviving Company of the “fair value” of the Dissenting Share in accordance with the provisions of Sections 1301-1333 of the FBCA in lieu of the Per Share Stock Consideration or Per Share Cash Consideration to which they would otherwise be entitled.

(d) The preferred share purchase rights associated with each share of BBX Capital Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, any party hereto or any other Person, be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor, as the value of such preferred share purchase rights is included within the value of the associated share of BBX Capital Common Stock.

(e) No certificates or scrip representing fractional shares of BFC Class A Common Stock or book-entry credit of the same shall be issued or delivered in connection with the Merger. Rather, if a holder of BBX Capital Common Stock converted in the Merger into shares of BFC Class A Common Stock would otherwise be entitled to receive a fraction of a share of BFC Class A Common Stock (after taking into account all shares of BBX Capital Common Stock exchanged by such holder for shares of BFC Class A Common Stock), the aggregate number of shares of BFC Class A Common Stock to which such holder shall be entitled to receive as a result of the Merger will be rounded up to the next largest whole number.

(f) As of the Effective Time, all shares of BBX Capital Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented shares of BBX Capital Common Stock (a “Certificate”) or non-certificated shares of BBX Capital Common Stock represented in book-entry form immediately prior to the Effective Time (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration, if any, to which such holder is entitled pursuant to this Article III, in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2.

(g) Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time, the number of outstanding shares of BBX Capital Class A Common Stock or BFC Class A Common Stock shall have been changed into a different number of shares or a different class or series by reason of any share dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of shares or similar transaction, the Per Share Cash Consideration, the Per Share Stock Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such share dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of shares or similar transaction and to provide the holders of BBX Capital Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.2 Exchange Procedures.

(a) Prior to the Closing Date, BFC shall appoint an exchange agent reasonably acceptable to BBX Capital (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Promptly after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, BFC will instruct the Exchange Agent to send, to each holder of record of BBX Capital Common Stock outstanding immediately prior to the Effective Time whose shares of BBX Capital Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated shares of BBX Capital Common Stock, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h)) to the Exchange Agent) in such customary forms as BFC and BBX Capital may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(h)) and Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration and any dividends pursuant to Section 3.2(j).

(b) At or prior to the Effective Time, BFC shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of BBX Capital Common Stock whose shares of BBX Capital Common Stock are converting into the right to receive the Merger Consideration at the Effective Time, shares of BFC Class A Common Stock (which may be in certificated form or non-certificated book-entry form in BFC’s discretion) and an amount of cash in U.S. dollars sufficient to pay the aggregate cash consideration pursuant to Section 3.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h) with respect to certificated shares of BBX Capital Common Stock) or Book-Entry Shares pursuant to the provisions of this Article III. Following the Effective Time, BFC agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends pursuant to Section 3.2(j) and any shares of BFC Class A Common Stock

(which may be in certificated form or non-certificated book-entry form in BFC’s discretion) or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and shares of BFC Class A Common Stock and any dividends pursuant to Section 3.2(j) deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to instructions to be delivered by BFC at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, shares issued in lieu of any fractional shares pursuant to Section 3.1(e) and any dividends pursuant to Section 3.2(j).

(c) Each holder of shares of BBX Capital Common Stock that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(h) with respect to certificated shares of BBX Capital Common Stock) or Book-Entry Shares and such other documents as may reasonably be required by the Exchange Agent will be entitled to receive in exchange therefor (i) the number of shares of BFC Class A Common Stock that such holder has the right to receive in accordance with the provisions of this Article III, and (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article III (including any dividends that such holder has the right to receive pursuant to Section 3.2(j)). Subject to the terms and conditions hereof, including the provisions regarding timing of payment set forth in Section 3.2(j), the Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(h) with respect to certificated shares of BBX Capital Common Stock) or any applicable documentation with respect to the surrender of Book-Entry Shares and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends payable to holders of Certificates and Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall, after the Effective Time, represent for all purposes (other than in the case of Dissenting Shares) only the right to receive such Merger Consideration and such other amount as contemplated by Section 3.2(j).

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the

Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) All Merger Consideration issued or paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of BBX Capital Common Stock theretofore represented by such Certificates or Book-Entry Shares.

(f) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares upon the date that is twelve months after the Effective Time shall be delivered by the Exchange Agent to BFC, and any holders of Certificates or Book-Entry Shares who are entitled to Merger Consideration (and any dividends pursuant to Section 3.2(j)) in exchange therefor in accordance with this Article III and who have not theretofore complied with this Article III shall thereafter look only to BFC for the Merger Consideration and dividends to which they are entitled.

(g) None of BFC, BBX Capital, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date that is seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or other amounts payable hereunder would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration and other amounts shall, to the extent permitted by applicable Law, become the property of BFC, free and clear of all claims or interest of any Person previously entitled thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by BFC or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as BFC or the Exchange Agent may direct as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article III and any dividends pursuant to Section 3.2(j).

(i) BFC, Merger Sub, the Surviving Company and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or BFC Class A Common Stock, as determined by BFC). To the extent amounts are so withheld and paid over to the appropriate Taxing authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the former holder of the shares of BBX Capital Common Stock in respect of whom such withholding was made. If withholding is taken in shares of BFC Class A Common Stock, BFC and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing authority.

(j) No dividends with respect to shares of BFC Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of BFC Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends, if any, payable in respect of any such shares of BFC Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of BFC Class A Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

3.3 Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of BBX Capital or the Surviving Company of the shares of BBX Capital Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and, in accordance with and subject to the provisions of this Article III, exchanged for the Merger Consideration, except as otherwise required by Law.

3.4 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated shares of BBX Capital Common Stock that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h)) to the Exchange Agent)) in such form as BFC shall reasonably specify and as shall be reasonably acceptable to BBX Capital (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as BFC and BBX Capital shall mutually agree (the “Mailing Date”) to each holder of record of shares of BBX Capital Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date, or such other date as mutually agreed to by BFC and BBX Capital.

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of such holder’s (or such beneficial owner’s) shares of BBX Capital Common Stock with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Share Stock Consideration or (B) the Per Share Cash Consideration. Any shares of BBX Capital Common

Stock as to which the Exchange Agent does not receive a properly completed (and unrevoked) Election Form specifying whether the holder (or beneficial owner) thereof elects to receive the Per Share Stock Consideration or the Per Share Cash Consideration during the period (the “Election Period”) commencing on the Mailing Date and ending at 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time (the “Election Deadline”) shall be deemed to be “No Election Shares.” BFC shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) Business Day prior to the Effective Time or such other date as mutually agreed to by BFC and BBX Capital), and BFC shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) BFC shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of shares of BBX Capital Common Stock during the Election Period, and BBX Capital shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d) Any election shall have been properly made only if the Exchange Agent shall have actually received during the Election Period a properly completed (and unrevoked) Election Form specifying whether the holder (or beneficial owner) thereof elects to receive the Per Share Stock Consideration or the Per Share Cash Consideration. After a Cash Election or a Stock Election is validly made with respect to any shares of BBX Capital Common Stock, any subsequent transfer of such shares of BBX Capital Common Stock shall automatically revoke such election or decision. In addition, any Election Form may be revoked or changed by the Person submitting it by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked, the shares of BBX Capital Common Stock as to which such Election Form relates shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made and received by the Exchange Agent during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of BFC, BBX Capital, the Surviving Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

3.5 BBX Capital Options and Restricted Stock. Notwithstanding anything in this Agreement to the contrary:

(a) At the Effective Time, the BBX Capital Equity Plans shall be assumed by BFC, and each BBX Capital Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by BFC and converted into an option to purchase shares of BFC Class A Common Stock in such number and at such exercise price as provided in Section 3.5(b) and otherwise having and being subject to the same terms and conditions as in effect immediately prior to the Effective Time (except that all references to BBX Capital in each such BBX Capital Option shall be deemed to refer to BFC). All restricted shares of BBX Capital Common Stock, whether in the form of restricted stock awards or restricted stock units, previously issued under the BBX Capital Equity Plans and outstanding at the Effective Time shall be assumed by BFC and converted into such number of restricted shares of BFC Class A Common Stock as provided in Section 3.5(b) and otherwise having and being subject to the same terms and conditions, including being in the same form (e.g., restricted stock awards or restricted stock units) as in effect immediately prior to the Effective Time (except that all references to BBX Capital in each such award of restricted shares shall be deemed to refer to BFC).

(b) The number of shares of BFC Class A Common Stock to be subject to each BBX Capital Option and restricted share of BBX Capital Common Stock assumed by BFC pursuant to Section 3.5(a) shall equal the product of (i) the number of shares of BBX Capital Common Stock subject to the BBX Capital Option, or the number of restricted shares of BBX Capital Class A Common Stock, as the case may be, immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. In addition, with respect to each assumed BBX Capital Option, the exercise price shall be adjusted to equal (i) the exercise price in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio.

(c) In effecting such assumption and conversion, in lieu of fractional shares, the aggregate number of shares of BFC Class A Common Stock to be subject to each assumed BBX Capital Option or restricted shares of BBX Capital Common Stock shall be rounded up, if necessary, to the next largest whole share, and the aggregate exercise price of each assumed BBX Capital Option shall be rounded down, if necessary, to the nearest whole cent.

(d) The adjustments provided herein with respect to any assumed BBX Capital Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code and the adjustments provided herein with respect to any assumed BBX Capital Option or restricted shares of BBX Capital Common Stock shall be effected in a manner consistent with maintaining applicable exemptions from Section 409A of the Code.

3.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, each share of BBX Capital Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Sections 1301-1333 of the FBCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of BBX Capital Common Stock (“Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration or any other amounts under Section 3.2, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Company of the “fair value” of the Dissenting Shares in accordance with the provisions of Sections 1301-1333 of the FBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of BBX Capital Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall be exchangeable only for the right to receive the Merger Consideration and any other amounts to which such holder is entitled under Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB

BFC and Merger Sub jointly and severally represent and warrant to BBX Capital as set forth below. With respect to the following representations and warranties, reference is hereby made to the definition of BFC contained in Article I hereof.

4.1 Organization; Good Standing; Power. BFC is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active. BFC has all necessary corporate power and authority, and Merger Sub has all necessary limited liability company power and authority, to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BFC has heretofore made available to BBX Capital a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to the date hereof. Each of BFC and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so qualified or licensed could not reasonably be expected to have a BFC Material Adverse Effect.

4.2 Capitalization.

(a) BFC’s authorized capital stock consists solely of 150,000,000 shares of BFC Class A Common Stock, 20,000,000 shares of BFC Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BFC Capital Stock”). As of the date hereof, 74,517,819 shares of BFC Class A Common Stock (including 2,281,300 restricted shares), 13,718,928 shares of BFC Class B Common Stock (including 4,692,203 restricted shares) and 15,000 shares of preferred stock designated as 5% Cumulative Preferred Stock are issued and outstanding. No shares of preferred stock designated as Series A Junior Participating Preferred Stock are issued or outstanding as of the date hereof. As of the date hereof, 3,228,600 shares of BFC Class A Common Stock (including 176,233 shares reserved for issuance upon exercise of outstanding BFC Options) and 3,052,367 shares of BFC Class B Common Stock are reserved for issuance under the BFC Equity Plans, 13,718,928 shares of BFC Class A Common Stock are reserved for issuance upon conversion of shares of BFC Class B Common Stock, and no shares of BFC Capital Stock are held in treasury.

(b) All of the issued and outstanding shares of BFC Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BFC Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BFC Class A Common Stock and BFC Class B Common Stock represent the only securities of BFC with the right to vote on the election of directors of BFC. Except for BFC Options outstanding on the date hereof to acquire not more than 176,233 shares of BFC Class A Common Stock and except as contemplated by the BFC Rights Agreement and the Share Exchange Agreements, there are no outstanding or existing BFC Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BFC; provided, however that shares of BFC Class B Common Stock are convertible on a share-for-share basis into shares of BFC Class A Common Stock at any time in the holder’s discretion.

(c) All outstanding BFC Options were granted under the BFC Equity Plans. None of the BFC Options was issued in violation of applicable Law or the terms of the applicable BFC Equity Plan. BFC is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of any BFC Capital Stock or redeem, purchase or otherwise acquire any shares of BFC Common Stock. There are no agreements or understandings with respect to the voting of any shares of BFC Capital Stock or which restrict the transfer of such shares to which BFC is a party, nor, except as set forth on Schedule 4.2(c), does BFC have knowledge of any such agreements or understandings to which BFC is not a party. True and complete copies of the BFC Equity Plans have been filed as exhibits to the BFC SEC Reports and there is no agreement to amend, modify or supplement the BFC Equity Plans from the forms filed with the SEC.

(d) The shares of BFC Class A Common Stock to be issued pursuant to the Merger will, when issued at the Effective Time: (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the FBCA, BFC’s Articles of Incorporation or Bylaws, or any agreement to which BFC is a party or is bound; and (ii) be registered under the Exchange Act, and registered or exempt from registration under applicable state, local and other applicable securities laws.

(e) No bonds, debentures, notes or other indebtedness of BFC having the right to vote on any matters on which shareholders may vote are issued or outstanding.

4.3 Authorization; No Violation. Subject to the filing of the Articles of Merger pursuant to the FBCA and FRLLCA, the execution and delivery of this Agreement by BFC and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BFC and all necessary limited liability company action on the part of Merger Sub, and no other corporate action on the part of BFC or limited liability company action on the part of Merger Sub is necessary in connection with the execution and delivery of this Agreement by BFC and Merger Sub or the consummation of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and assuming the due and valid authorization, execution and delivery hereof by BBX Capital, this Agreement constitutes the legal, valid and binding obligation of BFC and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery or performance of this Agreement by BFC or Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by BFC and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BFC or any of its Subsidiaries or (ii) any BFC Material Contract; (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by BFC or any Subsidiary of BFC, including Merger Sub, with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of (A) the Schedule 13E-3 and the Registration Statement and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA or FRLLCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) any filings as may be required by the HSR Act, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a BFC Material Adverse Effect.

4.4 Subsidiaries. Set forth on Schedule 4.4 is a list of each Subsidiary of BFC, including its name and jurisdiction of organization. Except as set forth on Schedule 4.4, BFC does not own more than 50% of the capital stock or similar interests in or control any Person (other than BBX Capital and its subsidiaries and Woodbridge and its subsidiaries). Except as set forth on Schedule 4.4, BFC is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of BFC’s Subsidiaries owned by BFC are beneficially owned, directly or indirectly, free and clear of any Liens. Each Subsidiary of BFC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a BFC Material Adverse Effect.

4.5 Exchange Act Reports; Financial Statements.

(a) Since January 1, 2015, BFC has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BFC SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BFC SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BFC with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BFC. Notwithstanding the foregoing, neither BFC nor Merger Sub makes any representation or warranty with respect to the information contained in the BFC SEC Reports or any omission therefrom regarding BBX Capital.

(b) The BFC Financial Statements fairly present in all material respects the financial condition and results of operations of BFC as of and for the periods presented. The BFC Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than as specifically noted therein and subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a BFC Material Adverse Effect). There are no material liabilities or obligations of BFC or its Subsidiaries, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability or obligation for Taxes and any liability under any guaranty or indemnification arrangement, other than as reflected in the BFC Financial Statements as of March 31, 2016, liabilities and obligations incurred after March 31, 2016 in the ordinary course of business consistent with past practice that could not reasonably be expected to have a BFC Material Adverse Effect, and the obligations provided for in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any revision or restatement of the BFC Financial Statements which results solely from a revision or restatement of the BBX Capital Financial Statements shall not be deemed to constitute a breach of this representation and warranty or any other representation or warranty of BFC contained herein.

4.6 Absence of Certain Changes. Except as disclosed in the BFC SEC Reports, since December 31, 2015, BFC and each of its Subsidiaries have conducted their business in all material respects in the ordinary and usual course, consistent with past practices, and there has not been any event, occurrence, development or set of circumstances or facts which has had or could reasonably be expected to have a BFC Material Adverse Effect.

4.7 Taxes. Except as disclosed in the BFC SEC Reports and such matters as could not reasonably be expected to have a BFC Material Adverse Effect, (a) BFC and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of BFC and its Subsidiaries, (b) all Taxes that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BFC or any of its Subsidiaries, (d) BFC and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BFC or any of its Subsidiaries by a Taxing authority.

4.8 BFC Material Contracts. Each BFC Material Contract has been filed as an exhibit to a BFC SEC Report or has been disclosed in a BFC SEC Report (where filing thereof is not yet required). Except as could not reasonably be expected to have a BFC Material Adverse Effect, (a) each BFC Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) BFC and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under, and they are not in material default in respect of, any BFC Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. No consent of or notice to third parties is required pursuant to the terms of any BFC Material Contract or other material agreement to which BFC or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for such consents or notices which if not obtained or given could not reasonably be expected to have a BFC Material Adverse Effect. To the knowledge of BFC, no other party to any BFC Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.

4.9 Investigations; Litigation. Except as set forth in the BFC SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BFC, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which, if determined adversely to BFC or any of its Subsidiaries, could reasonably be expected to have a BFC Material Adverse Effect. Except as set forth in the BFC SEC Reports, neither BFC nor any of its Subsidiaries nor any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of BFC, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BFC or any of its Subsidiaries, or any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BFC or any of its Subsidiaries, and to the knowledge of BFC, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BFC or any of its Subsidiaries, or any of their respective assets, businesses or operations.

4.10 Insurance. BFC and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BFC and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BFC and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BFC nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BFC and its Subsidiaries are parties are reasonably believed to (a) be sufficient for compliance, in all material respects, with all requirements of Law and, to the extent applicable, of all BFC Material Contracts and (b) provide adequate insurance coverage for the assets and operations of BFC and its Subsidiaries.

4.11 Compliance with Laws. BFC and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders. BFC and each of its Subsidiaries have all Permits and have made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their businesses as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have a BFC Material Adverse Effect. Except as would not reasonably be expected to have a BFC Material Adverse Effect, all such Permits are in full force and effect, and, to the knowledge of BFC, no suspension or cancellation of any of them is pending or has been threatened, and all such filings, applications and registrations are current. Neither BFC nor any of its Subsidiaries is in material default under any such Permits.

4.12 Title to Assets. As of the date of this Agreement, BFC or its applicable Subsidiary has, and as of the Closing, BFC or its applicable Subsidiary will have, good and marketable title or a valid leasehold interest in, easement or right to use all of the assets and properties reflected on the BFC Financial Statements as being owned or leased, as applicable, by BFC or its applicable Subsidiary as of March 31, 2016 (except for assets sold or otherwise disposed of or leases that have expired since such date in the ordinary course of business consistent with past practice), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets which are utilized in the operation of BFC’s business are in good condition, ordinary wear and tear excepted.

4.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a BFC Material Adverse Effect, (i) BFC and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (ii) none of BFC, any of its Subsidiaries or, to BFC’s knowledge, any other owners of any of the real property owned, leased, operated or managed by BFC or any of its Subsidiaries (the “BFC Properties”) at any time, has at any time released (as such term is defined in CERCLA) or otherwise disposed of Hazardous

Materials on, to, in, under or from the BFC Properties or any other real properties previously owned, leased, operated or managed by BFC or any of its Subsidiaries other than in compliance with all applicable Environmental Laws, (iii) neither BFC nor any of its Subsidiaries intends to use the BFC Properties or any subsequently acquired properties, other than in compliance with all applicable Environmental Laws, (iv) neither BFC nor any of its Subsidiaries has received any written notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law with respect to the BFC Properties, any other real properties previously owned, leased, operated or managed by BFC or any of its Subsidiaries, or their respective assets or arising out of the conduct of BFC or its Subsidiaries, (v) none of the BFC Properties are included or, to BFC’s knowledge, proposed for inclusion on the National Priorities List issued by the United States Environmental Protection Agency pursuant to CERCLA or any similar list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Entity, (vi) none of BFC, any of its Subsidiaries nor agents nor, to BFC’s knowledge, any other Person for whose conduct any of them is held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material at any of the BFC Properties, except in compliance with all applicable Environmental Laws, and has not transported or arranged for the transport of any Hazardous Material from the BFC Properties or any other real properties previously owned, leased, operated or managed by BFC or any of its Subsidiaries to another property, except in compliance with all applicable Environmental Laws, (vii) no Lien has been imposed on the BFC Properties by any Governmental Entity in connection with the presence on or off such BFC Property of any Hazardous Material, and (viii) none of BFC, any of its Subsidiaries nor, to BFC’s knowledge, any other Person for whose conduct any of them is held responsible, has entered into or been subject to any Order with respect to the BFC Properties or any facilities or improvements or any operations or activities thereon.

4.14 Labor Matters. Neither BFC nor any of its Subsidiaries is a party to, nor does BFC or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.

4.15 Employee Benefit Plans.

(a) BFC has previously made available to BBX Capital full, complete and correct copies of all of the BFC Plans. Each BFC Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BFC has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any BFC Plan. No action, suit, proceeding or claim is pending or, to the knowledge of BFC, threatened, against BFC with respect to any BFC Plan (other than claims for benefits in the ordinary course).

(b) All contributions, premiums or payments required to be made with respect to all BFC Plans have been made. All such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Entity.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment by BFC to any director, officer, employee or consultant of BFC or any of its Subsidiaries, in their capacities as such.

4.16 Related Party Transactions. Except for arrangements disclosed in the BFC SEC Reports, no holder of more than 5% of the BFC Class A Common Stock or BFC Class B Common Stock, or any officer or director of BFC or any Subsidiary of BFC, or, to the knowledge of BFC, any Affiliate of any of the foregoing (other than BFC and its Subsidiaries) (a) is indebted to BFC for money borrowed from BFC, (b) to the knowledge of BFC, has any direct or indirect material interest in any Person which is a customer or supplier of BFC or any of its Subsidiaries or (c) is party to any other material transaction or business relationship with BFC or any of its Subsidiaries that would be required to be disclosed in the BFC SEC Reports pursuant to Item 404(a) of Regulation S-K of the SEC.

4.17 Investment Portfolio. All investment securities held by BFC or its Subsidiaries, as reflected in the BFC Financial Statements, are carried in accordance with GAAP. BFC or its applicable Subsidiary has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the BFC Financial Statements and except to the extent any such securities are pledged in the ordinary course of business to secure obligations of BFC or its applicable Subsidiary.

4.18 Brokers, Finders and Investment Bankers. Except for Keefe, Bruyette & Woods, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BFC or its Subsidiaries.

4.19 Registration Statement; Schedule 13E-3. None of the information relating to BFC included in the Registration Statement or the Schedule 13E-3 will, at the time the Registration Statement or Schedule 13E-3 is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act and at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by BFC or Merger Sub with respect to the accuracy of information in the Registration Statement or the Schedule 13E-3 based on information related to, derived from or supplied by BBX Capital.

4.20 Tax Treatment. BFC has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.21 Certain Business Practices. Neither (a) BFC nor any of its Subsidiaries, nor (b) to BFC’s knowledge, any directors or officers, agents or employees of BFC or any of its Subsidiaries in connection with the operation of the business of BFC or any of its Subsidiaries, has (i) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

4.22 BFC Rights Agreement. BFC has taken all actions necessary to (i) render the BFC Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (x) none of BBX Capital or any shareholder of BBX Capital is an Acquiring Person (as defined in the BFC Rights Agreement) pursuant to the BFC Rights Agreement, (y) a Stock Acquisition Date and Distribution Date (as such terms are defined in the BFC Rights Agreement) does not occur and (z) the Rights (as such term is defined in the BFC Rights Agreement) do not become exercisable, in the case of clauses (x), (y) and (z), by reason of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereby, including the issuance to BBX Capital’s shareholders, and the receipt by such shareholders, of shares of BFC Class A Common Stock pursuant to the terms of this Agreement.

4.23 Operations of Merger Sub. Merger Sub (a) is a direct, wholly-owned subsidiary of BFC, (b) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (c) has engaged in no other business activities and (d) has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.

4.24 Financing. At the Effective Time, BFC and Merger Sub will have available to them sources of immediately available funds necessary to consummate the Merger and to pay all cash amounts required to be paid pursuant to Sections 3.1 and 3.2.

4.25 Full Disclosure. No representation or warranty of BFC or Merger Sub contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries, including Merger Sub, contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BBX CAPITAL

BBX Capital represents and warrants to BFC and Merger Sub as follows:

5.1 Organization; Good Standing; Power. BBX Capital is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. BBX Capital has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BBX Capital has heretofore made available to BFC a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to the date hereof. BBX Capital is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so qualified or licensed could not reasonably be expected to have a BBX Capital Material Adverse Effect.

5.2 Capitalization.

(a) BBX Capital’s authorized capital stock consists solely of 25,000,000 shares of BBX Capital Class A Common Stock, 1,800,000 shares of BBX Capital Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BBX Capital Stock”). As of the date hereof, 16,199,145 shares of BBX Capital Class A Common Stock and 195,045 shares of BBX Capital Class B Common Stock are issued and outstanding. No shares of preferred stock, including shares designated as Series A Junior Participating Preferred Stock, are issued or outstanding as of the date hereof. As of the date hereof, 2,620,192 shares of BBX Capital Class A Common Stock (including 6,614 shares reserved for issuance upon exercise of outstanding BBX Capital Options and 1,429,152 shares reserved for issuance upon vesting of restricted stock awards granted in the form of restricted stock units) are reserved for issuance under the BBX Capital Equity Plans, 195,045 shares of BBX Capital Class A Common Stock are reserved for issuance upon conversion of shares of BBX Capital Class B Common Stock, no shares of BBX Capital Class B Common Stock are reserved for issuance and no shares of BBX Capital Stock are held in treasury.

(b) All of the issued and outstanding shares of BBX Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BBX Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BBX Capital Class A Common Stock and BBX Capital Class B Common Stock represent the only securities of BBX Capital with the right to vote on the Merger and the other transactions contemplated hereby or for the election of directors of BBX Capital. Except for BBX Capital Options outstanding on the date hereof to acquire not more than 6,614 shares of BBX Capital Class A Common Stock, 1,429,152 shares of BBX Capital Class A Common Stock underlying restricted stock awards previously granted in the form of restricted stock units, and as contemplated by the BBX Capital Rights Agreement, there are no outstanding or existing BBX

Capital Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BBX Capital; provided, however that shares of BBX Capital Class B Common Stock are convertible on a share-for-share basis into shares of BBX Capital Class A Common Stock at any time in the holder’s discretion.

(c) True and complete copies of the BBX Capital Equity Plans have been filed as exhibits to the BBX Capital SEC Reports and there is no agreement to amend, modify or supplement the BBX Capital Equity Plans from the forms filed with the SEC. All outstanding BBX Capital Options were granted under the BBX Capital Equity Plans. None of the BBX Capital Options was issued in violation of applicable Law or the terms of the applicable BBX Capital Equity Plan. The terms of each BBX Capital Equity Plan permits the assumption and conversion of outstanding BBX Capital Options and restricted shares of BBX Capital Common Stock as provided in this Agreement without the consent or approval of the holders thereof, any other shareholders of BBX Capital, or any other Person (other than the Board of Directors of BBX Capital or a committee thereof). BBX Capital is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any shares of BBX Capital Stock. Schedule 5.2(c) hereto includes a true and complete list, as of the date hereof, of all holders of outstanding BBX Capital Options and restricted shares of BBX Capital Class A Common Stock, including the name of such holders, the number of shares subject to, and the vesting schedule of, each restricted stock award, and the number and class of shares of BBX Capital Class A Common Stock purchasable upon exercise of, the vesting schedule of, and the exercise price and expiration date of, each BBX Capital Option.

(d) There are no agreements or understandings with respect to the voting of any shares of BBX Capital Stock or which restrict the transfer of such shares to which BBX Capital is a party, nor, except as set forth on Schedule 5.2(d), does BBX Capital have knowledge of any such agreements or understandings to which BBX Capital is not a party.

(e) No bonds, debentures, notes or other indebtedness of BBX Capital having the right to vote on any matters on which shareholders may vote are issued or outstanding.

5.3 Authorization; No Violation. Subject to the receipt of the Required BBX Capital Shareholder Vote and the filing of the Articles of Merger pursuant to the FBCA and FRLLCA, the execution and delivery of this Agreement by BBX Capital and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BBX Capital, and no other corporate action on the part of BBX Capital is necessary in connection with the execution and delivery of this Agreement by BBX Capital or the consummation of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and assuming the due and valid authorization, execution and delivery hereof by each of BFC and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of BBX Capital, enforceable against BBX Capital in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery or performance of this Agreement by BBX Capital, nor the consummation of the transactions contemplated hereby, nor the compliance by BBX Capital with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BBX Capital or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BBX Capital or any of its Subsidiaries or (ii) any BBX Capital Material Contract; (b) violate any Law or any Order applicable to BBX Capital or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by BBX Capital or any Subsidiary of BBX Capital with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of (A) the Schedule 13E-3 and the proxy statement of BBX Capital which will form a part of the Registration Statement and (B) such reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA or FRLLCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) any filings as may be required by the HSR Act, and (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a BBX Capital Material Adverse Effect.

5.4 Subsidiaries. Set forth on Schedule 5.4 hereto is a list of each Subsidiary of BBX Capital, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4, BBX Capital does not own more than 50% of the capital stock or similar interests in or control any Person. Except as set forth on Schedule 5.4, BBX Capital is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of BBX Capital’s Subsidiaries owned by BBX Capital are beneficially owned, directly or indirectly, free and clear of any Liens. Each Subsidiary of BBX Capital (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a BBX Capital Material Adverse Effect.

5.5 Exchange Act Reports; Financial Statements.

(a) Since January 1, 2015, BBX Capital has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BBX Capital SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BBX Capital SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BBX Capital with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BBX Capital.

(b) The BBX Capital Financial Statements fairly present in all material respects the financial condition and results of operations of BBX Capital and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than as specifically noted therein and subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a BBX Capital Material Adverse Effect). There are no material liabilities or obligations of BBX Capital or its Subsidiaries, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability or obligation for Taxes and any liability under any guaranty or indemnification arrangement, other than as reflected in the BBX Capital Financial Statements as of March 31, 2016, liabilities and obligations incurred after March 31, 2016 in the ordinary course of business consistent with past practice that could not reasonably be expected to have a BBX Capital Material Adverse Effect, and the obligations provided for in this Agreement.

5.6 Absence of Certain Changes. Except as disclosed in the BBX Capital SEC Reports, since December 31, 2015, BBX Capital and each of its Subsidiaries have conducted their business in all material respects in the ordinary and usual course, consistent with past practices, and there has not been any event, occurrence, development or set of circumstances or facts which has had or could reasonably be expected to have a BBX Capital Material Adverse Effect.

5.7 Taxes. Except as disclosed in the BBX Capital SEC Reports and such matters as could not reasonably be expected to have a BBX Capital Material Adverse Effect, (a) BBX Capital and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of BBX Capital and its Subsidiaries, (b) all Taxes that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BBX Capital or any of its Subsidiaries, (d) BBX Capital and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BBX Capital or any of its Subsidiaries by a Taxing authority.

5.8 BBX Capital Material Contracts. Each BBX Capital Material Contract has been filed as an exhibit to a BBX Capital SEC Report. Except as could not reasonably be expected to have a BBX Capital Material Adverse Effect, (a) each BBX Capital Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) BBX Capital and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any BBX Capital Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.8, no consent of or notice to third parties is required pursuant to the terms of any BBX Capital Material Contract or other material agreement to which BBX Capital or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a BBX Capital Material Adverse Effect. To the knowledge of BBX Capital, no other party to any BBX Capital Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.

5.9 Investigations, Litigation. Except as set forth in the BBX Capital SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BBX Capital, threatened, against BBX Capital or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BBX Capital or any of its Subsidiaries which, if determined adversely to BBX Capital or any of its Subsidiaries, could reasonably be expected to have a BBX Capital Material Adverse Effect. Except as set forth in the BBX Capital SEC Reports, neither BBX Capital nor any of its Subsidiaries nor any director, officer, employee or agent of BBX Capital or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of BBX Capital, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BBX Capital or any of its Subsidiaries, or any director, officer, employee or agent of BBX Capital or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BBX Capital or any of its Subsidiaries, and to the knowledge of BBX Capital, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BBX Capital or any of its Subsidiaries, or any of their respective assets, businesses or operations.

5.10 Loans.

(a) Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by BBX Capital or its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all applicable Laws, (ii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, BBX Capital or its applicable Subsidiary, and are enforceable in accordance with their terms except as limited by (A) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and (iii) is in full force and effect. For purposes of this Section 5.10(a), the phrase “enforceable in accordance with their terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b) To the knowledge of BBX Capital, each outstanding Loan (including Loans held for resale or previously sold to investors) has been and is administered and, where applicable, serviced, and the relevant files are being maintained, in all material respects in accordance with the relevant Loan documents, BBX Capital’s or its applicable Subsidiary’s underwriting standards and with all applicable Laws and requirements of any government-sponsored enterprise program. BBX Capital and its Subsidiaries have fulfilled in all material respects their contractual responsibilities and duties in any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

5.11 Allowance for Loan Losses. The allowances for loan and lease losses and for credit losses contained in the BBX Capital Financial Statements were established in accordance with the practices and experiences of BBX Capital and its Subsidiaries and in accordance with the applicable requirements of GAAP.

5.12 Insurance. BBX Capital and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BBX Capital and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BBX Capital and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BBX Capital nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BBX Capital and its Subsidiaries are parties are reasonably believed to (a) be sufficient for compliance, in all material respects, with all requirements of Law and, to the extent applicable, of all BBX Capital Material Contracts and (b) provide adequate insurance coverage for the assets and operations of BBX Capital and its Subsidiaries.

5.13 Compliance with Laws. BBX Capital and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders. BBX Capital and each of its Subsidiaries have all Permits and have made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their businesses as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have a BBX Capital Material Adverse Effect. Except as would not reasonably be expected to have a BBX Capital Material Adverse Effect, all such Permits are in full force and effect, and, to the knowledge of BBX Capital, no suspension or cancellation of any of them is pending or has been threatened, and all such filings, applications and registrations are current. Neither BBX Capital nor any of its Subsidiaries is in material default under any such Permits.

5.14 Title to Assets. As of the date of this Agreement, BBX Capital or its applicable Subsidiary has, and as of the Closing, BBX Capital or its applicable Subsidiary will have, good and marketable title or a valid leasehold interest in, easement or right to use all of the assets and properties reflected on the BBX Capital Financial Statements as being owned or leased, as applicable, by BBX Capital or its applicable Subsidiary as of March 31, 2016 (except for assets sold or otherwise disposed of or leases that have expired since such date in the ordinary course of business consistent with past practice), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets which are utilized in the operation of BBX Capital’s business are in good condition, ordinary wear and tear excepted.

5.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a BBX Capital Material Adverse Effect, (i) BBX Capital and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (ii) none of BBX Capital, any of its Subsidiaries or, to BBX Capital’s knowledge, any other owners of any of the real property owned, leased, operated or managed by BBX Capital or any of its Subsidiaries (the “BBX Capital Properties”) at any time, has at any time released (as such term is defined in CERCLA) or otherwise disposed of Hazardous Materials on, to, in, under or from the BBX Capital Properties or any other real properties previously owned, leased, operated or managed by BBX Capital or any of its Subsidiaries other than in compliance with all applicable Environmental Laws, (iii) neither BBX Capital nor any of its Subsidiaries intends to use the BBX Capital Properties or any subsequently acquired properties, other than in compliance with all applicable Environmental Laws, (iv) neither BBX Capital nor any of its Subsidiaries has received any written notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law with respect to the BBX Capital Properties, any other real properties previously owned, leased, operated or managed by BBX Capital or any of its Subsidiaries, or their respective assets or arising out of the conduct of BBX Capital or its Subsidiaries, (v) none of the BBX Capital Properties are included or, to BBX Capital’s knowledge, proposed for inclusion on the National Priorities List issued by the United States Environmental Protection

Agency pursuant to CERCLA, or any similar list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Entity, (vi) none of BBX Capital, any of its Subsidiaries or agents or, to BBX Capital’s knowledge, any other Person for whose conduct any of them is held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material at any of the BBX Capital Properties, except in compliance with all applicable Environmental Laws, and has not transported or arranged for the transport of any Hazardous Material from the BBX Capital Properties or any other real properties previously owned, leased, operated or managed by BBX Capital or any of its Subsidiaries to another property, except in compliance with all applicable Environmental Laws, (vii) no Lien has been imposed on the BBX Capital Properties by any Governmental Entity in connection with the presence on or off such BBX Capital Property of any Hazardous Material, and (viii) none of BBX Capital, any of its Subsidiaries or, to BBX Capital’s knowledge, any other Person for whose conduct any of them is held responsible, has entered into or been subject to any Order with respect to the BBX Capital Properties or any facilities or improvements or any operations or activities thereon.

5.16 Labor Matters. Neither BBX Capital nor any of its Subsidiaries is a party to, nor does BBX Capital or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.

5.17 Employee Benefit Plans.

(a) BBX Capital has previously made available to BFC full, complete and correct copies of all of the BBX Capital Plans. Each BBX Capital Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BBX Capital has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any BBX Capital Plan. No action, suit, proceeding or claim is pending or, to the knowledge of BBX Capital, threatened, against BBX Capital with respect to any BBX Capital Plan (other than claims for benefits in the ordinary course).

(b) All contributions, premiums or payments required to be made with respect to all BBX Capital Plans have been made. All such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Entity.

(c) Except as set forth on Schedule 5.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment to any director, officer, employee or consultant of BBX Capital or any of its Subsidiaries.

5.18 Related Party Transactions. Except for arrangements disclosed in the BBX Capital SEC Reports or as set forth on Schedule 5.18, no holder of more than 5% of the BBX Capital Class A Common Stock or BBX Capital Class B Common Stock, or any officer or director of BBX Capital or any Subsidiary of BBX Capital, or, to the knowledge of BBX Capital, any Affiliate of any of the foregoing (other than BBX Capital and its Subsidiaries or BFC and its Subsidiaries) (a) is indebted to BBX Capital for money borrowed from BBX Capital, (b) to the knowledge of BBX Capital, has any direct or indirect material interest in any Person which is a customer or supplier of BBX Capital or any of its Subsidiaries or (c) is party to any other material transaction or business relationship with BBX Capital or any of its Subsidiaries that would be required to be disclosed in the BBX Capital SEC Reports pursuant to Item 404(a) of Regulation S-K of the SEC.

5.19 Investment Portfolio. All investment securities held by BBX Capital or its Subsidiaries, as reflected in the BBX Capital Financial Statements, are carried in accordance with GAAP. BBX Capital or its applicable Subsidiary has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the BBX Capital Financial Statements and except to the extent any such securities are pledged in the ordinary course of business to secure obligations of BBX Capital or its applicable Subsidiary.

5.20 Brokers, Finders and Investment Bankers. Except for Hovde Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BBX Capital or its Subsidiaries.

5.21 Registration Statement; Schedule 13E-3. None of the information included in the Registration Statement or Schedule 13E-3 relating to BBX Capital will, at the time the Registration Statement or Schedule 13E-3 is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act or at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by BBX Capital with respect to the accuracy of information in the Registration Statement or the Schedule 13E-3 based on information related to, derived from or supplied by BFC.

5.22 State Takeover Laws. BBX Capital has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC in order for such matters to be so exempt) the transactions contemplated hereby are exempt, from any applicable state anti-takeover statutes, including, without limitation, Sections 0901 and 0902 of the FBCA.

5.23 Opinion of Financial Advisor. Hovde Group, LLC has (a) rendered its opinion to the Special Committee to the effect that, as of the date of the meeting of the Special Committee at which the Special Committee recommended that the Board of Directors of BBX Capital approve this Agreement and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of BBX Capital Common Stock (other than BFC and its Affiliates) and (b) consented to the inclusion of such opinion in its entirety, as well as a summary thereof, in the Registration Statement, the Schedule 13E-3 and any other filing required to be made by BBX Capital with the SEC with respect to the Merger to the extent required by applicable Law, subject to its advance review and approval.

5.24 Tax Treatment. BBX Capital has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

5.25 Certain Business Practices. Neither (a) BBX Capital nor any of its Subsidiaries nor (b) to BBX Capital’s knowledge, any directors or officers, agents or employees of BBX Capital or any of its Subsidiaries in connection with the operation of the business of BBX Capital or any of its Subsidiaries, has (i) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

5.26 BBX Capital Rights Agreement. BBX Capital has taken all actions necessary to (a) render the BBX Capital Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) provide that the Expiration Date (as defined in the BBX Capital Rights Agreement) shall occur immediately prior to the Effective Time and (c) ensure that (i) none of BFC or Merger Sub or any other subsidiary of BFC is an Acquiring Person (as defined in the BBX Capital Rights Agreement) pursuant to the BBX Capital Rights Agreement, (ii) a Stock Acquisition Date and Distribution Date (as such terms are defined in the BBX Capital Rights Agreement) does not occur and (iii) the Rights (as such term is defined in the BBX Capital Rights Agreement) do not become exercisable, in the case of clauses (i), (ii) and (iii), by reason of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereby.

5.27 Full Disclosure. No representation or warranty of BBX Capital contained in this Agreement, and none of the statements or information concerning BBX Capital and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business by the Parties. During the period from the date of this Agreement through the earlier of the termination of this Agreement and the Effective Time, except (a) as may be required by applicable Law or Order, (b) as contemplated by this Agreement or as set forth on Schedule 6.1A in the case of BBX Capital or Schedule 6.1B in the case of BFC, or (c) with the prior written consent of BFC, with respect to matters relating to BBX Capital and its Subsidiaries, or the prior written consent of BBX Capital, with respect to matters relating to BFC and its Subsidiaries, the businesses of BFC, BBX Capital and their respective Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice, and in compliance in all material respects with all applicable Laws and the requirements of all BFC Material Contracts or BBX Capital Material Contracts, as the case may be, and BFC and BBX Capital shall, and shall cause each of their respective Subsidiaries to, (i) preserve intact its current business organization, (ii) preserve its relationships and goodwill with its customers, suppliers and others having significant business dealings with it and (iii) keep available the services of its current officers and other key employees. Without limiting the generality of the foregoing, except as provided by clauses (a), (b) or (c) above, neither BFC nor BBX Capital shall, and BFC and BBX Capital shall cause each of their respective Subsidiaries not to, directly or indirectly, take or propose to take any of the following actions:

(a) change or amend its articles of incorporation or bylaws (or similar organizational documents);

(b) except for (i) BFC Common Stock to be issued upon exercise of BFC Options outstanding on the date of this Agreement or the vesting of restricted shares of BFC outstanding on the date of this Agreement, BBX Capital Common Stock to be issued upon exercise of BBX Capital Options outstanding on the date of this Agreement or the vesting of restricted shares of BBX Capital outstanding on the date of this Agreement, (ii) BFC Common Stock issued pursuant to the Share Exchange Agreements or (iii) to the extent required under the terms and conditions of the BFC Rights Agreement or BBX Capital Rights Agreement, issue, sell, or grant any shares of capital stock or any options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of BFC, BBX Capital or any of their respective Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;

(c) acquire, or sell, lease, license, transfer or otherwise dispose of, any assets (including, without limitation, interests in any Person) or rights other than in the ordinary course of business consistent with past practices;

(d) divide, combine or reclassify any of its capital stock or otherwise make any changes in its capital structure;

(e) declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities; provided, however, that nothing contained herein shall be deemed to limit or prohibit the declaration or payment of (i) any quarterly cash dividend by BFC with respect to its 5% Cumulative Preferred Stock in accordance with BFC’s Amended and Restated Articles of Incorporation, as amended to date, (ii) any quarterly cash dividend on BFC Class A Common Stock or BFC Class B Common Stock in an amount not greater than $0.005 per share, or (iii) any dividend or other distribution made by a subsidiary that is wholly owned by either BFC or BBX Capital, or collectively by BFC and BBX Capital, including Woodbridge and its wholly owned subsidiaries, including Bluegreen;

(f) (i) incur, issue or assume any indebtedness for borrowed money or guarantee thereof or otherwise become liable for any indebtedness for borrowed money, including increasing the indebtedness for borrowed money under agreements in existence as of the date hereof (other than due to scheduled interest accruals and fees set forth in such agreements); (ii) make any loans, advances or capital contributions to, or investments in, any other Person, in each case other than to a subsidiary that is wholly owned by either BFC or BBX Capital, or collectively by BFC and BBX Capital, including Woodbridge and its wholly owned subsidiaries, including Bluegreen, or (iii) sell, transfer or hypothecate any accounts receivable; in the case of each of the foregoing clauses (i), (ii) and (iii), other than in the ordinary course of business consistent with past practices or other than in connection with joint venture investments in real estate projects or indebtedness incurred in connection with the development of real estate either owned by, or serving as collateral to secure a loan owned by, BBX Capital or any of its Subsidiaries as of the date hereof, in either case not to exceed $25 million individually or $50 million in the aggregate;

(g) except as contemplated by the terms of any BFC Equity Plan or BBX Capital Equity Plan, as the case may be, or any contract, agreement or other instrument evidencing any outstanding BFC Option or restricted share of BFC Common Stock or BBX Capital Option or restricted share of BBX Capital Common Stock, as the case may be, in each case as such terms are in effect as of the date hereof, (i) amend or waive any of its rights under, or accelerate the vesting under, any provision of any such plan or any provision of any such contract, agreement or other instrument or (ii) otherwise modify any of the terms of any outstanding BFC Option or restricted share of BFC Common Stock or BBX Capital Option or restricted share of BBX Capital Common Stock, as the case may be;

(h) establish, adopt, enter into or amend any BFC Plan or BBX Capital Plan, as the case may be, including, without limitation, any employment or consulting agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees or consultants, in each case except (i) as contemplated by the terms of any BFC Plan or BBX Capital Plan, as the case may be, as in effect on the date hereof or agreement existing as of the date hereof and disclosed to the other party, (ii) for reimbursement of expenses in the ordinary course of business, (iii) employment agreements entered into to replace an existing employee (other than a named executive officer) who was subject to any employment agreement with the applicable company, which new employment agreement shall be on terms no less favorable to such company than those contained in the employment agreement of the employee that was replaced, or (iv) periodic changes to compensation arrangements in the ordinary course of business consistent with past practices with respect to persons other than named executive officers and directors;

(i) (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would be a BFC Material Contract or BBX Capital Material Contract, as the case may be; (ii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would require the consent of any party thereto (other than the parties hereto) in connection with the Merger and other transactions contemplated hereby; or (iii) modify, amend, terminate or waive any material rights under any BFC Material Contract or BBX Capital Material Contract, as the case may be;

(j) make or commit to any capital expenditure or expenditures outside of the ordinary course of business and not consistent with past practices;

(k) make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens, except for Permitted Liens, other than in the ordinary course of business consistent with past practices or in connection with indebtedness incurred in connection with the development of real estate projects permitted by Section 6.1(f);

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m) change any of its accounting methods unless required by GAAP;

(n) take any action that would cause its representations and warranties set forth in this Agreement which (i) are not qualified as to materiality or “BFC Material Adverse Effect” or “BBX Capital Material Adverse Effect,” as the case may be, to be untrue in any material respect or (ii) are qualified as to materiality or “BFC Material Adverse Effect” or “BBX Capital Material Adverse Effect,” as the case may be, to be untrue;

(o) make, change or revoke any election in respect of Taxes, file any amended Tax Return, or adopt or change any material accounting method or period in respect of Taxes;

(p) commence or settle any legal or regulatory action, suit, proceeding or claim other than in the ordinary course of business and consistent with past practices;

(q) take any other action that could reasonably be likely to materially delay the Merger or result in a BFC Material Adverse Effect or BBX Capital Material Adverse Effect, as the case may be; or

(r) agree to take, or make any commitment to take, any of the foregoing actions.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Access to Information. From the date hereof through the Effective Time, each party shall permit the other party and its directors, officers, employees, investment bankers, attorneys, accountants and other authorized agents and representatives (collectively “Representatives”) reasonable access during regular business hours to the properties of such party and each of its Subsidiaries. Each party shall, and shall cause its Subsidiaries to, make their respective Representatives available to confer with the other party and its Representatives at reasonable times and upon reasonable request, and each party shall disclose and make available to the other party, and shall cause its Subsidiaries and the Representatives of such party and its Subsidiaries, to disclose and make available to the other party, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party and its Subsidiaries. Each party may make or cause to be made such investigation of the records, business and properties of the other party and its Subsidiaries as such party deems necessary or advisable to familiarize itself and its advisors with such business, properties and other matters, provided that any such investigation shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with the normal operations of the other party or any of its Subsidiaries. Each party agrees to maintain the confidentiality of all information exchanged pursuant to this Section 7.1, except as otherwise required by Law.

7.2 Public Announcements. Any public announcement made by or on behalf of either BFC or BBX Capital prior to the termination of this Agreement concerning this Agreement, the transactions described herein or any other aspect of the dealings between BBX Capital and BFC as contemplated hereby must first be approved by the other party (any such approval not to be unreasonably withheld or delayed), subject to either party’s obligations under applicable Law or rules, regulations or requirements of any securities exchange on which its stock is listed (but such party shall use its reasonable efforts in good faith to consult with the other party as to all such public announcements).

7.3 Notice. Each party will promptly notify the other party of (i) any event of which it obtains knowledge which has or is reasonably likely to have a BFC Material Adverse Effect or BBX Capital Material Adverse Effect, as the case may be, and (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each party will promptly notify the other party in the event it determines that it is unable to fulfill any of the conditions to performance by the other party hereunder.

7.4 No Solicitation.

(a) From and after the date of this Agreement until the Effective Time, subject to Section 7.4(b), without the prior written consent of BFC, BBX Capital will not, and will not permit its Representatives or Affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (1) merger, consolidation, share exchange, business combination or similar transaction involving BBX Capital or any of its Subsidiaries, (2) sale, lease, exchange, transfer or other disposition (other than sales of assets in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of BBX Capital and its Subsidiaries on a consolidated basis, (3) liquidation, dissolution, recapitalization or other similar type of transaction involving BBX Capital or any of its Subsidiaries, (4) tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of BBX Capital Common Stock, or other transaction with BBX Capital in which any Person or group shall acquire or have the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of BBX Capital Common Stock, or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby (or any modification thereof or proposal relating thereto). BBX Capital will, and will direct all its Representatives and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any Persons or groups conducted heretofore with respect to any of the foregoing.

(b) Notwithstanding the provisions of Section 7.4(a) above, if, between the date of this Agreement and the date, if any, on which this Agreement is approved by the Required BBX Capital Shareholder Vote, a Person or group other than BFC or any of its Affiliates (any such Person or group, a “Third Party”), submits to BBX Capital or its Board of Directors or Special Committee not resulting from a breach of Section 7.4(a) above, an unsolicited, bona fide, written Acquisition Proposal, and BBX Capital’s Board of Directors or Special Committee reasonably determines in good faith, (i) after consultation with its financial, legal and other advisors that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case BBX Capital may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that BBX Capital contemporaneously furnishes to BFC all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party with respect to such Acquisition Proposal. In the event that, between the date of this Agreement and the date, if any, on which this Agreement is approved by the Required BBX Capital Shareholder Vote, BBX Capital receives a Superior Proposal not in violation of Section 7.4(a) and BBX Capital’s Board of Directors or Special Committee determines, in good faith and after consultation with its legal, financial and other advisors, that the failure to do so would be inconsistent with fiduciary duties owed by directors under applicable Law, then BBX Capital’s Board of Directors or Special Committee may: (x) withhold, withdraw, modify or change its approval or recommendation of this Agreement or the Merger and/or (y) approve or recommend to BBX Capital’s shareholders the Superior Proposal, provided, in each case, BBX Capital provides BFC with at least two (2) Business Days prior written notice stating that it intends to take such action and setting forth the information specified in Section 7.4(c) with respect to any Superior Proposal which it intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which BBX Capital’s Board of Directors or Special Committee determines, after consultation with its legal, financial and other advisors, are more favorable to BBX Capital’s shareholders from a financial point of view than the Merger or other revised proposal submitted by BFC prior to such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit BBX Capital from taking, and disclosing to its shareholders a position required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A of the SEC.

(c) BBX Capital will notify BFC immediately, and in any event within one (1) Business Day, if (i) an Acquisition Proposal is made or is modified in any material respect (including, without limitation, any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case BBX Capital will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) BBX Capital furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

(d) In addition to the obligations set forth in paragraphs (a), (b) and (c) of this Section 7.4, BBX Capital shall, as promptly as practicable, advise BFC orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry, and keep BFC informed in all material respects of the status of any such request or inquiry. BBX Capital shall also provide BFC with prior telephonic (promptly confirmed in writing) or written notice of any meeting of its Board of Directors (or any committee thereof, including, the Special Committee) at which its Board of Directors or any such committee is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of all documentation relating to such Acquisition Proposal delivered or furnished to BBX Capital or its Representatives by the Person or group making the Acquisition Proposal or its or their Representatives.

7.5 BBX Capital Meeting.

(a) BBX Capital shall call the BBX Capital Meeting to be held at such date and time as may be mutually agreed upon by BFC and BBX Capital, which in any event shall be after the effectiveness of the Registration Statement. Except as provided in Section 7.4(b) with respect to the right of BBX Capital’s Board of Directors or Special Committee to withhold, withdraw, modify or change its recommendation to BBX Capital’s shareholders, BBX Capital shall use its reasonable efforts in good faith to secure the Required BBX Capital Shareholder Vote and include in the proxy statement of BBX Capital which forms a part of the Registration Statement the recommendation of its Board of Directors in favor of this Agreement.

(b) BFC shall vote all of its shares of BBX Capital Common Stock at the BBX Capital Meeting in favor of this Agreement.

7.6 Registration Statement; Schedule 13E-3.

(a) As promptly as practicable after the date of this Agreement, (i) BFC shall prepare and file with the SEC, with BBX Capital’s assistance (as described below), the Registration Statement, which shall include the prospectus of BFC and proxy statement of BBX Capital, and (ii) BBX Capital, BFC, Merger Sub and all other filing Persons required by the applicable rules and regulations of the SEC shall jointly prepare and file the Schedule 13E-3 with the SEC. The parties shall notify each other promptly upon receipt by such party, including any Affiliate or Representative of such party, of any comments from the SEC or its staff with respect to, and of any request by the SEC or its staff for amendments or supplements to, the Registration Statement or the Schedule 13E-3, and the parties shall supply each other with copies of all correspondence between them, including any of their respective Affiliates or Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement or the Schedule 13E-3. The parties shall respond to any and all comments from the SEC relating to the Registration Statement or the Schedule 13E-3 as promptly as practicable following the receipt thereof.

(b) BBX Capital shall cooperate with BFC in connection with the preparation and filing of the Registration Statement, including promptly furnishing to BFC in writing upon request any and all information relating to it as may be reasonably required to be set forth in the Registration Statement under applicable Law. Each party shall cooperate with the other parties in connection with the Schedule 13E-3. BFC and Merger Sub shall use their reasonable best efforts to ensure that the information regarding BFC and Merger Sub contained in the Registration Statement and the Schedule 13E-3 will not, on the date or dates the Registration Statement or Schedule 13E-3 is filed with the SEC, on the date the Registration Statement becomes effective under the Securities Act, and at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. BBX Capital shall use its reasonable best efforts to ensure that the information provided by it for inclusion or incorporation by reference in the Registration

Statement or Schedule 13E-3 will not, on the date or dates the Registration Statement or Schedule 13E-3 is filed with the SEC, on the date the Registration Statement becomes effective under the Securities Act, and at the time of the BBX Capital Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each party will use its reasonable best efforts to ensure that the Registration Statement and the Schedule 13E-3 comply in all material respects with the applicable requirements of applicable rules and regulations of the SEC, provided BFC and Merger Sub, on the one hand, and BBX Capital, on the other hand, assume no responsibility with respect to information supplied in writing, or failed to be supplied, by or on behalf of the other for inclusion or incorporation by reference in the Registration Statement or the Schedule 13E-3. Prior to filing of the Registration Statement or the Schedule 13E-3 with the SEC, or mailing of the proxy statement of BBX Capital which forms a part of the Registration Statement to BBX Capital’s shareholders, filing or mailing any other required document (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect to any such document, each party shall provide the other with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

(c) If before the Effective Time, any event or circumstance relating to BBX Capital or any of its Subsidiaries or Affiliates is discovered by BBX Capital, or any event or circumstance relating to BFC or any of its Subsidiaries or Affiliates is discovered by BFC, and such information should be set forth in an amendment or a supplement to the Registration Statement, BBX Capital shall promptly inform BFC and shall provide to BFC, or BFC shall promptly inform BBX Capital and prepare, appropriate amendments or supplements to the Registration Statement. The representations and warranties of the parties contained in this Agreement as to the accuracy of the information contained in the Registration shall apply to all such amended or supplemented information.

(d) BFC, with BBX Capital’s assistance (as described above), shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to maintain the effectiveness of the Registration Statement until all of the shares of BFC Class A Common Stock have been issued and distributed in the Merger as described in the Registration Statement. BFC shall use commercially reasonable efforts to cause to be taken any action required under applicable federal or state securities Laws in connection with the issuance of shares of BFC Class A Common Stock pursuant to the Merger.

(e) As promptly as practicable after the Registration Statement becomes effective, BBX Capital shall mail the proxy statement of BBX Capital which forms a part of the Registration Statement to its shareholders.

7.7 Employee Benefit Plans. As appropriate, BBX Capital’s Board of Directors shall adopt resolutions to discontinue the sale or contribution (for any applicable period that has not yet commenced) of BBX Capital Common Stock pursuant to any BBX Capital Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance. If such resolutions have previously been adopted by BBX Capital’s Board of Directors, BBX Capital shall provide copies thereof to BFC as promptly as practicable and, in any event, prior to the Effective Time.

7.8 Indemnification.

(a) After the Effective Time, the Surviving Company shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of BBX Capital (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of BBX Capital if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the FBCA and the Articles of Incorporation and Bylaws of BBX Capital as in effect on the date hereof. The Surviving Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the FBCA and the Articles of Incorporation and Bylaws of BBX Capital as in effect on the date hereof upon receipt of any undertaking allowed under applicable Law or the Articles of Incorporation or Bylaws of BBX Capital as in effect on the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 7.8(a), upon learning of any Claim, shall immediately notify BFC (but the failure to so notify BFC shall not relieve BFC from any liability which it may have under this Section 7.8(a) except to the extent such failure prejudices BFC). The Surviving Company shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation or Bylaws of BBX Capital as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BBX Capital (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by BBX Capital immediately prior to Closing upon the request of BFC)) with respect to claims arising from facts or events which occurred before the Effective Time.

(c) The obligations of the Surviving Company provided under paragraphs (a) and (b) of this Section 7.8 are intended to be enforceable against the Surviving Company directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Company.

7.9 Tax Treatment.

(a) Unless otherwise required by applicable Law, the parties shall (a) report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and (b) otherwise use all reasonable efforts in good faith to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code. None of the parties shall take or cause to be taken, nor permit or cause any of its respective Affiliates or Subsidiaries to take or cause to be taken, any action which would cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(b) The parties shall cooperate and use their reasonable efforts in good faith in order to obtain the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. described in Section 8.1(f). In connection therewith, BBX Capital, BFC and Merger Sub shall deliver to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. representation letters as may be reasonably requested by such firm, dated and executed as of the date of such opinion.

7.10 Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. If any Governmental Entity issues an Order, decree or ruling, or takes any other action, which restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, the parties shall use commercially reasonable efforts to lift such Order, decree, ruling or other action. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed. For the benefit of the parties, including in order to reduce the legal fees and expenses incurred by the parties with respect to any legal action or other proceeding covered by this Section 7.10, the parties agree that BFC’s legal counsel shall represent both parties in any such action or proceeding (absent a conflict of interest precluding BFC’s legal counsel from undertaking such joint representation).

7.11 HSR Act. If, and to the extent, required, the parties will (a) take all commercially reasonable actions necessary to file as soon as practicable after the date of this Agreement notifications under the HSR Act with respect to the Merger, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) request early termination of all applicable waiting periods.

7.12 Appointment of Directors. BFC shall offer each director of BBX Capital who is not also a director of BFC immediately prior to the Effective Time the opportunity to be appointed to the Board of Directors of BFC at the Effective Time.

7.13 BBX Capital Options and Restricted Shares.

(a) At or prior to the Effective Time, BBX Capital shall take all actions necessary to permit the conversion and assumption of BBX Capital Options and unvested restricted shares of BBX Capital Common Stock, in each case at the Effective Time in accordance with Section 3.5.

(b) As soon as practicable after the Effective Time, but in no event later than thirty (30) days after the Effective Time, BFC shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BFC Class A Common Stock purchasable upon exercise of the assumed BBX Capital Options and underlying the assumed restricted shares of BBX Capital Common Stock, and BFC will use its reasonable efforts to maintain the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) for so long as any such assumed BBX Capital Options or restricted shares of BBX Capital Common Stock remain outstanding under the applicable BBX Capital Equity Plan assumed by BFC.

7.14 BBX Capital Rights Agreement. The Board of Directors of BBX Capital shall take all further actions (in addition to those referred to in Section 5.26) reasonably requested by BFC in order to render the BBX Capital Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement and to cause the BBX Capital Rights Agreement to expire or terminate immediately prior to the Effective Time.

7.15 BFC Rights Agreement. The Board of Directors of BFC shall take all further actions (in addition to those referred to in Section 4.23) reasonably requested by BBX Capital in order to render the BFC Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.16 Merger Sub Compliance. BFC shall cause Merger Sub to comply promptly with all of Merger Sub’s obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or as contemplated by or related to this Agreement, the Merger and other transactions contemplated hereby.

7.17 Section 16 Matters. Prior to the Effective Time, BBX Capital shall take such steps as may be reasonably required to cause dispositions of its securities pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of BBX Capital, or other Person subject to filing requirements under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to the BBX Capital Common Stock, to be exempt under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

7.18 Disclosure Schedules. Within fourteen (14) days after the date of this Agreement, (a) BFC shall deliver to BBX Capital the Schedules required to be delivered by BFC pursuant to this Agreement, and (b) BBX Capital shall deliver to BFC the Schedules required to be delivered by BBX Capital pursuant to this Agreement.

7.19 Cooperation with Financing. From and after the date of this Agreement, BBX Capital shall, and shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, provide all customary cooperation as reasonably requested by BFC to assist BFC in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

7.20 Further Assurances. In addition to the specific agreements, covenants and undertakings contained in this Article VII, subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including, without limitation, obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger and other transactions contemplated hereby is subject to the fulfillment (or waiver, to the extent permitted, by the party (or parties) entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a) The Required BBX Capital Shareholder Vote shall have been obtained; it being understood and agreed that this condition may not be waived, in whole or in part, by any party.

(b) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or other transactions contemplated hereby, and there shall be no Order of a Governmental Entity precluding consummation of the Merger or other transactions contemplated hereby.

(c) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC, and all comments and requests for additional information on the part of the SEC shall have been responded to and complied with as required.

(d) All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to BBX Capital, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders, authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Company after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which could reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Company after consummation of the Merger.

(e) All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of (i) the BFC Material Contracts and BBX Capital Material Contracts and (ii) all of the existing Permits of BFC and BBX Capital shall have been received, except where the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Company after consummation of the Merger or its ability to continue to conduct the businesses of BFC and BBX Capital as they have been historically conducted.

(f) BFC and BBX Capital shall each have received the written opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., in form and substance reasonably acceptable to each of them, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. Federal income tax purposes, the Merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such firm, including, without limitation, representations set forth in certificates of officers of BFC, Merger Sub and BBX Capital.

8.2 Conditions to BBX Capital’s Obligation to Effect the Merger. The obligation of BBX Capital to consummate the Merger and other transactions contemplated hereby is also subject to the fulfillment (or waiver by BBX Capital) at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of BFC and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or “BFC Material Adverse Effect”, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, would not reasonably be expected to have a “BFC Material Adverse Effect.”

(b) Each of BFC and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BFC or Merger Sub if the failure by such party to so perform or comply is attributable to BBX Capital.

(c) Each of BFC and Merger Sub shall have delivered to BBX Capital a certificate, dated as of the Closing Date and signed by an authorized officer thereof, certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b) in all respects.

(d) Between the date hereof and the Effective Time, there shall not have been any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BFC Material Adverse Effect.

(e) The opinion of Hovde Group, LLC referred to in Section 5.23 shall not have been withdrawn, revoked or annulled.

8.3 Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger. The obligations of BFC and Merger Sub to consummate the Merger and other transactions contemplated hereby is also subject to the fulfillment (or waiver by BFC or Merger Sub) at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of BBX Capital set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or “BBX Capital Material Adverse Effect”, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, would not reasonably be expected to have a “BBX Capital Material Adverse Effect.”

(b) BBX Capital shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BBX Capital if the failure by BBX Capital to so perform or comply is attributable to BFC or Merger Sub.

(c) BBX Capital shall have delivered to BFC a certificate, dated the Closing Date and signed by an authorized officer thereof, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

(d) Between the date hereof and the Effective Time, there shall not have been any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BBX Capital Material Adverse Effect.

(e) Between the date hereof and the Effective Time, holders of not more than one hundred fifty thousand (150,000) shares of BBX Capital Class A Common Stock shall have duly and validly exercised, or, immediately prior to the Effective Time, remain entitled to exercise, appraisal rights in connection with the Merger in accordance with the FBCA.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination of the Agreement. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of the Merger by the shareholders of BBX Capital and/or BFC), as follows:

(a) By written consent of all parties hereto.

(b) By any party hereto:

(i) If, at the BBX Capital Meeting (including any adjournment or postponement thereof), this Agreement is not approved by the Required BBX Capital Shareholder Vote;

(ii) if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, and such Order, decree, ruling or other action shall have become final and non appealable;

(iii) if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger or other transactions contemplated hereby by any Governmental Entity which would make consummation of the Merger or other transactions contemplated hereby illegal;

(iv) if the Merger shall not have been consummated by June 30, 2017; provided, however, that this deadline shall automatically be extended to December 31, 2017 in the event the parties are proceeding in good faith with respect to the satisfaction of the conditions to consummation of the Merger; or

(v) if, after complying with the provisions of Section 7.4, BBX Capital’s Board of Directors or Special Committee (A) shall have finally determined to approve or recommend a Superior Proposal to BBX Capital’s shareholders or (B) withholds or withdraws its recommendation of this Agreement or modifies or changes such recommendation in a manner adverse to BFC.

(c) By BBX Capital if:

(i) any of the conditions specified in Section 8.2 becomes incapable of being satisfied;

(ii) BFC or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to BFC or Merger Sub, as the case may be, and (B) would result in the failure to satisfy a condition set forth in Section 8.2;

(iii) after the date hereof, there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BFC Material Adverse Effect; or

(iv) the opinion of Hovde Group, LLC referred to in Section 5.23 shall have been withdrawn, revoked or annulled.

(d) By BFC or Merger Sub if:

(i) any of the conditions specified in Section 8.3 becomes incapable of being satisfied;

(ii) BBX Capital shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to BBX and (B) would result in the failure to satisfy a condition set forth in Section 8.3; or

(iii) after the date hereof, there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a BBX Capital Material Adverse Effect; or

(iv) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of BBX Capital Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or any Subsidiary or Affiliate thereof (other than BBX Capital or any of its Subsidiaries, directors, officers, employees or agents which or who are not also Subsidiaries, directors, officers, employees or agents of BFC)) and BBX Capital’s Board of Directors shall, notwithstanding its obligations hereunder, have (A) recommended that BBX Capital’s shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

9.2 Effect of Termination. If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other party (or parties) and, subject to the expiration of any applicable cure periods provided in Section 9.1(c)(i) and Section 9.1(d)(i), this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its willful or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Survival of the Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.

10.2 Payment of Expenses. Except as set forth in the following sentence or as otherwise expressly set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. BFC and BBX Capital each agree to pay one-half ( 1⁄2) of all expenses, including, without limitation, legal fees and expenses, incurred by the parties with respect to the Registration Statement, any applicable pre-merger notification and report forms under the HSR Act, and any litigation relating to the Merger or other actions contemplated hereby.

10.3 Assignment; Binding Effect. This Agreement shall not be assigned or delegated, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), by any party without the prior written consent of the other parties. Any attempted assignment in violation of this prohibition shall be null and void. All of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, legal representatives, successors and permitted assigns of the parties hereto.

10.4 Governing Law. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida, without giving effect to its principles of conflicts of laws.

10.5 Consent to Jurisdiction.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts of Florida located in Broward County, Florida for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in such courts. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.9, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

10.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.

10.8 Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Notwithstanding Section 10.9 or anything to the contrary contained herein, delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.

10.9 Notices. All notices and other communications hereunder shall be in writing and, subject to Section 10.8, shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If either to BFC or Merger Sub, addressed to:

BFC Financial Corporation

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, Florida 33301

Attention: Acting Chief Executive Officer

Facsimile: (954) 940-5050

with a copy addressed to (which shall not constitute notice):

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attention: Alison W. Miller, Esq.

Facsimile: (305) 789-3395

If to BBX Capital, addressed to:

BBX Capital Corporation

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, Florida 33301

Attention: Chief Financial Officer

Facsimile: (954) 940-5050

and to

Steven M. Coldren, Chairman of the Special Committee

401 East Las Olas Blvd., Suite 800

Fort Lauderdale, Florida 33301

Facsimile: (954) 940-5050

with a copy addressed to (which shall not constitute notice):

Akerman LLP

98 Southeast 7th Street

Suite 1100

Miami, Florida 33131-1714

Attn: Stephen K. Roddenberry, Esq.

Facsimile: (305) 374-5095

10.10 Entire Agreement. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto.

10.11 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.12.

10.13 No Third Party Beneficiary. Except as set forth in Section 7.8, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.14 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies, in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

10.15 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

10.16 Amendment and Waiver. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by the parties hereto. Except as may be prohibited by applicable Law, any term, condition or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. Any such waiver shall be effective only if in writing and shall not constitute a waiver of any of the waiving party’s other rights or remedies or of any other or future breach, violation or default hereunder.

10.17 Special Committee. Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by BBX Capital under this Agreement shall be made or taken only upon the approval of the Special Committee.

10.18 Time of the Essence. Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION,
a Florida corporation

By:	/s/ Jarett S. Levan
Jarett S. Levan,
Acting Chief Executive Officer and President

BBX MERGER SUBSIDIARY LLC, a Florida limited liability company

By:	/s/ Jarett S. Levan
Jarett S. Levan,
Chief Executive Officer

BBX CAPITAL CORPORATION, a Florida corporation

By:	/s/ Raymond S. Lopez
Raymond S. Lopez,
Executive Vice President and
Chief Financial Officer